Exhibit 99.4

Pro Forma Consolidated Balance Sheet

As of October 31, 2007

(UNAUDITED)

(In thousands)

	Historical		Pro Forma
	October 31, 2007	December 31, 2007
	KMG Chemicals	HPPC Business of Air Products	Adjustments		Consolidated
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$21,488	$—	$(13,527	) A	$7,961
Accounts receivable:
Trade, net	8,497	11,832	—		20,329
Other	695	—	—		695
Inventories	14,929	11,578	—		26,507
Current deferred tax asset	159	—	—		159
Prepaid expenses and other current assets	524	—	—		524
Total current assets	46,292	23,410	(13,527)		56,175

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	13,933	74,711	(26,329	) B	62,315
Accumulated depreciation and amortization	(5,699)	(27,583)	27,583		(5,699)
Net property, plant and equipment	8,234	47,128	1,254		56,616

DEFERRED TAX ASSET	1,049	—	—		1,049
GOODWILL	3,778	—	—		3,778
INTANGIBLE ASSETS, net of accumulated amortization	22,990	793	364	C	24,147
OTHER ASSETS	1,882	—	—		1,882
TOTAL ASSETS	$84,225	$71,331	$(11,908)		$143,647

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,307	$—	$—		$9,307
Accrued liabilities	2,212	2,118	—		4,330
Deferred tax liability	43	—	—		43
Current portion of long-term debt	3,656	—	3,844	D	7,500
Current portion of deferred rent	86	—	—		86
Total current liabilities	15,304	2,118	3,844		21,266

LONG-TERM DEBT, net of current portion	10,054	—	52,446	E	62,500
DEFERRED RENT, net of current portion	27	—	—		27
OTHER LONG-TERM LIABILITIES	386	—	1,014	F	1,400
Total liabilities	25,771	2,118	57,304		85,193

COMMITMENTS AND CONTINGENCIES	—	—	—		—

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued	—	—	—		—
Common stock, $.01 par value, 40,000,000 shares authorized, 10,933,599 shares issued and outstanding at October 31, 2007	109	—	—		109

Additional paid-in capital	21,590	—	—		21,590
Retained earnings	36,755	—	—		36,755
Total stockholders’ equity	58,454	—	—		58,454
Net assets acquired	—	69,213	(69,213)		—
TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$84,225	$71,331	$(11,909)		$143,647

The accompanying notes are an integral part of this financial statement

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(1)           Basis of Pro Forma Presentation

KMG Chemicals, Inc. (“we”, “our” and “us”) manufactures, formulates and globally distributes specialty chemicals.  The accompanying unaudited pro forma consolidated balance sheet reflects the effect of our December 31, 2007 acquisition of certain assets and the assumption of certain liabilities of the high purity processed chemicals business (the “HPPC Business”) of Air Products and Chemicals, Inc.

The unaudited pro forma consolidated balance sheet included herein has been prepared, without audit, under the rules and regulations of the Securities and Exchange Commission. Some information and disclosures, normally included in a consolidated balance sheet prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), have been condensed or omitted under these rules and regulations. However, we believe that the disclosures are adequate to make the information presented not misleading.

The preparation of an unaudited pro forma consolidated balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the unaudited pro forma consolidated balance sheet.  Actual results could differ from those estimates. We have not included a pro forma statement of operations, as we believe that it would not meaningfully present the effects of the acquisition, and believe it would not be indicative of our operations going forward due principally to differences in direct and indirect operating expenses.

The unaudited pro forma consolidated balance sheet and related notes should be read in conjunction with our Annual Report on Form 10-K for the year ended July 31, 2007, our Quarterly Report on Form 10-Q for the quarter ended October 31, 2007 and the HPPC Business’s audited statement of assets acquired and liabilities assumed as of December 31, 2007 and the audited statements of revenues and direct expenses for the three years ended September 30, 2007, 2006 and 2005.

(2)           Pro Forma Adjustments

The acquisition will be accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations” (“FAS 141”).  The purchase price is being allocated to the tangible and identifiable intangable assets and liabilities of the HPPC Business based upon the relative fair value of those assets.  Following is the purchase price allocation (in thousands).

Receivables	$11,832
Inventory	11,578
Net property, plant & equipment	48,382
Intangible assets	1,157
Assumed liabilities	(2,118)
Total purchase price	$70,831

The following sets forth the adjustments contained in the unaudited pro forma consolidated balance sheet.

A.           The pro forma adjustment gives effect to adjustments in cash in connection with the acquisition of the HPPC Business and acquisition financing.  The total purchase price of $70.8 million included $1.0 million of accrued retention bonus liability payable to HPPC employees that joined the Company.  The Company financed the transaction with cash on hand, and borrowings totaling $64.0 million on an amended and restated credit facility and on a note purchase agreement.  Of that amount, $7.7 million was used to repay existing indebtedness.

Cash (in thousands)
Total consideration	$70,831
Financing	(64,000)
Accrued retention bonus	(1,014)
Repayment of previous bank facility	7,710
Pro forma adjustment to cash as of October 31, 2007	$13,527

B.             The pro forma adjustment gives effect to the reduction in purchase price allocated to property, plant and equipment as compared with the original cost of those assets on the books of Air Products.  Since this pro forma adjustment assumes the acquisition occurred on October 31, 2007, there would be no additional accumulated depreciation associated with these assets as of that date.

Property, plant and equipment (in thousands)
Allocation of purchase price to property, plant and equipment	$48,382
Book value of property, plant and equipment (Air Products)	74,711
Pro forma adjustment to property, plant and equipment as of October 31, 2007	$(26,329)

C.             The following intangible assets were included in the allocation of the acquisition purchase price:

Purchase price allocation of intangible assets (in thousands)
Non-compete agreement	$94
Patent	73
Trademarks	47
Toll manufacturing agreement	943
Total intangible assets	$1,157

The pro forma adjustment gives effect to the additional intangible assets acquired as part of the HPPC Business, and the allocation of the purchase price to those assets as compared with the intangible assets on the books of Air Products.

Intangible Assets (in thousands)
Allocation of purchase price to intangible assets	$1,157
Book value of net intangible assets (Air Products)	793
Pro forma adjustment to net intangible assets as of October 31, 2007	$364

D.            The pro forma adjustment gives effect to the change in the current portion of the Company’s long-term debt associated with the financing of the acquisition.

Current portion of long-term debt (in thousands)
Current portion of Basic Chemicals term loan	$2,000
Current portion of credit facility term loan	5,500
7,500
Book value of current portion of long-term debt (KMG)	(3,656)
Pro forma adjustment to current portion of long-term debt as of October 31, 2007	$3,844

E.              The pro forma adjustment gives effect to the change in the non-current portion of the Company’s long-term debt associated with the financing of the acquisition.

Long term debt (in thousands)
Non-current portion of Basic Chemicals term loan	$4,000
Funding from note purchase	20,000
Funding from credit facility revolving loan	9,000
Non-current portion of funding from credit facility term loan	29,500
62,500
Book value of non-current portion of long-term debt (KMG)	(10,054)
Pro forma adjustment to non-current portion of long-term debt as of October 31, 2007	$52,446

F.              The pro forma adjustment gives effect to the additional liability associated with the accrued retention bonus payable to HPPC employees that accepted employment with the Company.